Exhibit 99.1

FOR MORE INFORMATION, CONTACT: Humana Investor Relations Amy Smith, 502-580-2811 asmith3@humana.com

Humana Corporate Communications

Tom Noland, 502-580-3674

tnoland@humana.com

Humana Elects Karen DeSalvo, M.D., to Board of Directors

LOUISVILLE, Ky. — November 13, 2017 — Humana Inc. (NYSE: HUM) announced today that Karen B. DeSalvo, M.D., has been elected as a member of the company’s board of directors.

Dr. DeSalvo, 52, served from January 2014 until August 2016 as the National Coordinator for Health Information Technology for the United States federal government, based in Washington, D.C. She was concurrently Assistant Secretary for Health in the U.S. Department of Health and Human Services (HHS) from October 2014 until January 2017. Both positions were presidential appointments.

Prior to her national government service, Dr. DeSalvo served as the Health Commissioner for the City of New Orleans. Prior to that, she was a practicing internal medicine physician based in New Orleans, where she earned an M.D. and a Master’s in Public Health degree from the Tulane School of Public Health. She served on the Tulane medical school faculty as Chief of General Medicine and Geriatrics and Vice Dean for Community Affairs and Health Policy. Following Hurricane Katrina in 2005, Dr. DeSalvo led the building of a high quality primary care network serving the most vulnerable in the community.

“Karen’s extraordinarily varied and successful career in medical practice and health administration will be a tremendous addition to Humana’s Board, as the company continues to evolve from a traditional health insurer to a consumer-focused enterprise dedicated to measurably improving the health of our members,” said Humana Chairman of the Board Kurt J. Hilzinger. “An important part of health improvement is deploying technology to simplify the experience of our members, and Karen’s experience as our nation’s Health Information Technology coordinator and as a national leader in delivery system transformation will prove invaluable to our company’s relationships with our members and our physician partners, as Humana continues to innovate in the area of health data analytics.”

Dr. DeSalvo’s election brings the number of Humana directors to 12.

About Humana

Humana Inc. is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

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